Exhibit 99.1

[Horace Mann Educators Corporation logo]

HORACE MANN NAMES MARITA ZURAITIS PRESIDENT AND CHIEF EXECUTIVE OFFICER; ELECTED TO BOARD OF DIRECTORS

SPRINGFIELD, Ill. - Sept. 19, 2013 -- Horace Mann Educators Corporation (NYSE:HMN) announced today that its Board of Directors appointed Marita Zuraitis to the position of President and Chief Executive Officer and elected her a member of Horace Mann’s Board of Directors. Following a successful four-month transition period, and consistent with his previously disclosed Transition Agreement, former President and CEO Peter Heckman has resigned from the Board. Heckman will remain available to the company on a consultative basis for the remainder of the year.

“The Board is deeply grateful to Pete Heckman for his 13 years of service with the company, especially the last three years as President and CEO, including this smooth transition to his successor,” said Gabriel Shaheen, Chairman of the Board. “Through his outstanding leadership, Pete and his team have built a solid financial foundation and have moved the company forward significantly. We now look to Marita’s vision and leadership to continue the mission of taking Horace Mann to the next level.”

Zuraitis joined Horace Mann on May 13, 2013 as President and Chief Executive Officer-Elect. She came to Horace Mann from The Hanover Insurance Group where she was President of Hanover’s property and casualty companies and a member of The Hanover's Executive Leadership Team.

“My four-month transition working with Pete has been invaluable and validated my initial assessment of Horace Mann as a financially strong company with dedicated agents and employees focused on serving the educator marketplace,” said Zuraitis. “I look forward to building on that foundation and profitably growing the business.”

Horace Mann -- the largest national multiline insurance company focusing on educators' financial needs -- provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Investor Relations Contact: Ryan Greenier, 217-788-5738, Ryan.Greenier@horacemann.com

Media Relations Contact: Michelle Eccles, 217-788-5394, Michelle.Eccles@horacemann.com

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